EXHIBIT 11

              CALCULATION OF NET INCOME PER COMMON SHARE BASED
                    ON EXERCISE OF DILUTIVE STOCK OPTIONS

                                         1995        1994       1993       1992      1991
                                         -------     ------     ------     -----     -------
Dilutive options outstanding at
 end of period  (000)                        -0-        625        478       204         -0-

Proceeds of dilutive options if
 exercised  (000)                        $   -0-     $3,260     $1,123     $ 335     $   -0-
 -Shares assumed to have been
  repurchased from proceeds of
  options if exercised (assuming
  average share price)  (000)                -0-        446        379       189         -0-
Increase in shares  (000)                    -0-        179        110        15         -0-
Weighted average common shares
 outstanding  (000)                        3,848      3,631      3,804     3,803       3,816
                                         -------     ------     ------     -----     -------
Weighted average common shares
 outstanding for calculation of
 primary and fully diluted earnings
 per share  (000)                          3,848      3,810      3,914     3,818       3,816
                                         -------     ------     ------     -----     -------

Net income (loss)  (000)                 $(2,321)    $2,684     $1,745     $ 450     $(6,018)
                                         -------     ------     ------     -----     -------
Net income (loss) per common
 share as set forth in the
 "Statements of Operations" based on
 weighted average common shares
 outstanding during each period          $  (.60)    $  .70     $  .45     $ .12     $ (1.58)
                                         -------     ------     ------     -----     -------
Additional Primary and Fully
 Diluted Earnings per Share
 Computations*

Primary earnings per common share        $  (.60)    $  .70     $  .45     $ .12     $ (1.58)
                                         -------     ------     ------     -----     -------
Fully diluted earnings per common
 share                                   $  (.60)    $  .70     $  .45     $ .12     $ (1.58)
                                         -------     ------     ------     -----     -------

<F1> *   This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB No. 15 because it results in dilution of less than 3%.

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